                            OPTION AND SUPPORT AGREEMENT

     OPTION AND SUPPORT AGREEMENT dated as of March 27, 1998 (this "AGREEMENT") by and among Knowledge Beginnings, Inc., a Delaware corporation ("PARENT"), Children's Discovery Centers of America, Inc., a Delaware corporation (the "COMPANY"), and the other parties signatory hereto (each a "STOCKHOLDER").

                                      RECITALS

     A. Concurrently herewith, Parent, KBI Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent ("PURCHASER"), and the Company are entering into an Agreement and Plan of Merger of even date herewith (as such agreement may be amended from time to time, the "MERGER AGREEMENT"; terms used but not defined herein which are defined in the Merger Agreement shall have the meanings set forth in the Merger Agreement) pursuant to which (and subject to the terms and conditions specified therein) Purchaser will be merged with and into the Company (the "MERGER"), whereby each share of common stock, par value $.01 per share, of the Company ("COMMON STOCK") issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $12.25 in cash, other than (i) shares of Common Stock owned, directly or indirectly, by the Company, Parent or Purchaser or any of their wholly-owned subsidiaries and (ii) any shares of Common Stock owned by Dissenting Stockholders.

     B. In furtherance of the Merger, Parent and the Company desire that as soon as practicable (and no later than five business days) after the execution and delivery of the Merger Agreement, Purchaser commence a cash tender offer to purchase all outstanding shares of Common Stock, including all of the Shares (as defined in Section 1(a) below) on the terms and subject to the conditions set forth in the Merger Agreement.

     C. As a condition and inducement to its willingness to enter into the Merger Agreement, Parent has required that the Company grant to Parent an option to purchase 1,342,155 shares of Common Stock, upon the terms and subject to the conditions hereof.

     D. As a condition to Parent's entering into the Merger Agreement, Parent has required that each Stockholder enter into, and each such Stockholder has agreed to enter into, this Agreement with Parent providing, among other things, for such Stockholder's agreement to tender pursuant to the Offer all shares of Common Stock owned by it and to support the Merger and the grant by each such Stockholder to Parent of an option to purchase such Stockholder's shares of Common Stock, in each case upon the terms and subject to the conditions hereof.

                                 AGREEMENT

     To implement the foregoing and in consideration of the mutual agreements contained herein and in the Merger Agreement, the parties hereby agree as follows:

     1. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS. Each Stockholder severally and not jointly hereby represents and warrants to Parent as follows:

          (a)  OWNERSHIP OF SHARES.

               (i) Such Stockholder is the record holder or beneficial owner (as defined in Section 14(j) hereof) of the number of shares of Common Stock as is set forth opposite such Stockholder's name on Schedule I hereto (as to each Stockholder, such shares shall constitute the "EXISTING SHARES," and together with any shares of Common Stock acquired of record or beneficially by such Stockholder in any capacity after the date hereof and prior to the termination hereof, whether upon exercise of options, warrants or rights, conversion of convertible securities, purchase, exchange, dividend, distribution or otherwise, shall constitute the "SHARES").

              (ii) On the date hereof, the Existing Shares constitute all of the shares of Common Stock owned of record or beneficially by such Stockholder, and such Stockholder does not own or have the right to acquire any options, warrants, convertible or exchangeable securities or other rights to acquire any shares of Common Stock.

             (iii) Such Stockholder has sole power of disposition, sole voting power, sole power to issue instructions with respect to the matters set forth in Sections 5, 10 and 11 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all of the Existing Shares, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

              (iv) Such Stockholder will have sole power of disposition, sole voting power, sole power to issue instructions with respect to the matters set forth in Sections 5, 10 and 11 hereof and sole power to demand dissenter's or appraisal rights, in each case with respect to all Shares other than Existing Shares, if any, which become beneficially owned by such Stockholder with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement.

          (b) ORGANIZATION. Such Stockholder has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation.

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          (c)  POWER; BINDING AGREEMENT.  Such Stockholder has the
organizational power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (d) NO CONFLICTS. (A) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority by such Stockholder is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by such Stockholder nor the consummation by such Stockholder of the transactions contemplated hereby nor compliance by such Stockholder with any of the provisions hereof shall (x) conflict with or result in any breach of any partnership agreement or other organizational documents applicable to such Stockholder, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound or
(z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to such Stockholder.

          (e) ENCUMBRANCES. Such Stockholder's Shares and the certificates representing such Shares are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances arising hereunder.
The transfer by such Stockholder of its Shares in the Offer or hereunder shall pass to and unconditionally vest in Purchaser good and valid title to all Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever.

          (f) FEES. Except as set forth in the Merger Agreement, no broker, investment banker, financial adviser or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder in its capacity as such.

          (g) RELIANCE. Such Stockholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement and commencing the Offer in reliance upon such Stockholder's execution and delivery of this Agreement.

     2. REPRESENTATIONS AND WARRANTIES OF PARENT TO THE COMPANY AND THE STOCKHOLDERS. Parent hereby represents and warrants to the Company and each Stockholder as follows:

          (a) ORGANIZATION. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its formation.

          (b) POWER; BINDING AGREEMENT. Parent has the corporate power and authority to enter into and perform all of Parent's obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Parent and constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c) NO CONFLICTS. (A) Other than in connection with or in compliance with the provisions of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the "HART-SCOTT-RODINO ACT"), the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "EXCHANGE ACT"), the blue sky laws of any State or the rules and regulations of NASDAQ, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority by Parent is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby nor compliance by Parent with any of the provisions hereof shall (x) conflict with or result in any breach of the certificate of incorporation or bylaws of Parent, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent is a party or by which Parent or any of Parent's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Parent.

     3. REPRESENTATIONS AND WARRANTIES OF PARENT TO THE COMPANY. Parent hereby represents and warrants to the Company that if and when Parent exercises the Company Option, it will be acquiring the Company Shares issuable upon the exercise thereof for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

     4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY TO PARENT. The Company hereby represents and warrants to Parent as follows:

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to enter into and perform this Agreement.

          (b) The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company, which constitutes the only corporate actions necessary to authorize the execution and delivery of this Agreement and consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (c) The Company has taken all necessary corporate action to authorize and reserve the Company Shares issuable upon exercise of the Company Option and the Company Shares, when issued and delivered by the Company upon exercise of the Company Option in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights and other encumbrances, liens and restrictions, except those imposed by federal securities laws.

          (d) Except as otherwise required by the Hart-Scott-Rodino Act and other than any filings required under the blue sky laws of any states or by NASDAQ, the execution and delivery of this Agreement by the Company and the issuance of Company Shares upon exercise of the Company Option do not require the consent, waiver, approval or authorization of or any filing with any Person or public authority.

          (e) (A) Other than in connection with or in compliance with the provisions of the Hart-Scott-Rodino Act, the Securities Act, the Exchange Act, the blue sky laws of any State or the rules and regulations of NASDAQ, no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority by the Company is necessary for the execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and (B) neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions hereof shall (x) conflict with or result in any breach of the certificate of incorporation or bylaws of the Company, (y) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which the Company is a party or by which the Company or any of the Company's properties or assets may be bound or (z) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to the Company.

          (f) No "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation (including, without limitation, the restrictions on "business combinations" set forth in Section 203 of the Delaware Law) is or shall be applicable to execution of this Agreement or the consummation of the transactions contemplated hereby, including without limitation, the acquisition of any Stockholder's Shares or the Company Shares pursuant to this Agreement (and the Board of Directors of the Company has taken all action to approve the acquisition of the Company Shares and all Stockholders' Shares to the extent necessary to avoid such application).

     5.   OPTION GRANTED TO PARENT BY THE STOCKHOLDERS.

          (a) Each Stockholder, severally and not jointly, hereby grants to Parent an irrevocable option to purchase, in whole and not in part, all of such Stockholder's respective Shares, on the terms and subject to the conditions set forth herein (with respect to each Stockholder's Shares, the "STOCKHOLDER OPTION").

          (b) Each Stockholder Option may be exercised by Parent, in whole or in part, at any time, or from time to time, during the period commencing immediately after the occurrence of a Trigger Event and ending on, and including, the date which is nine months after the termination of the Merger Agreement. As used herein, "Trigger Event" shall mean (i) the termination of the Merger Agreement pursuant to Section 8.1(c)(ii) or 8.1(b)(iii) or (ii) the termination of the Merger Agreement for any other reason (other than pursuant to Section 8.1(b)(ii)) and during the period commencing on the date hereof and ending on, and including, the date which is nine months after the termination of the Merger Agreement an Alternative Transaction (as defined inn the Merger Agreement) is consummated.

          (c) If Parent wishes to exercise a Stockholder Option, Parent shall send a written notice to such Stockholder (to the address set forth herein) of Parent's irrevocable election to exercise such Stockholder Option, specifying the place, and, if then known, the time and the date (the "OPTION CLOSING DATE") of the closing of the purchase of such Stockholder's

Shares (the "OPTION CLOSING"). The Option Closing Date shall occur on the fifth business day (or such longer period as may be required by applicable law or regulation) after the later of (i) the date on which such notice is delivered and (ii) the satisfaction of the conditions set forth in Section 5(f) hereof.

          (d) At the Option Closing, the subject Stockholder shall deliver to Parent (or its designee) all of such Stockholder's Shares by delivery of a certificate or certificates evidencing such Shares, duly endorsed to Parent or accompanied by stock powers duly executed in favor of Parent, with all necessary stock transfer stamps affixed, free and clear of all liens, encumbrances and restrictions, except for restrictions imposed by federal securities laws.

          (e) At the Option Closing, Parent shall pay to the subject Stockholder, by wire transfer in immediately available funds to the account of such Stockholder specified in writing no less than two days prior to the Option Closing, an amount equal to the product of $12.25 (as adjusted as provided in Section 5(g)) (the "PURCHASE PRICE") and the number of shares of Common Stock purchased pursuant to the exercise of the subject Stockholder Option.

          (f) The purchase of Shares pursuant to each Stockholder Option shall be subject to the satisfaction of each of the following conditions:

               (i) no domestic court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling (which has not been stayed or suspended pending appeal) and there shall not be any effective domestic statute, rule or regulation prohibiting the consummation of the purchase and sale of Shares pursuant to the exercise of the such Stockholder Option; and

              (ii) any waiting period applicable to the consummation of the purchase and sale of the Shares pursuant to the exercise of such Stockholder Option under the Hart-Scott-Rodino Act shall have expired or been terminated.

          (g) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend, stock split, spin-off, reorganization, recapitalization, reclassification, consolidation, combination, exchange of shares or the like, the term "SHARES" as used in this Agreement shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities or other property into which or for which any or all of the Shares may be changed or exchanged, and the Purchase Price shall be proportionately adjusted. In the event of any merger or consolidation of the Company into another corporation, the exchange of all or substantially all of the assets of the Company for the securities of another corporation, or the recapitalization, reclassification, liquidation or dissolution of the Company, or other adjustment or event which results in shares of Common

Stock being exchanged for or converted into cash, securities or other property, "Shares" shall refer to the kind and amount of cash, securities and/or other property receivable by each Stockholder as a result of such event and each Stockholder Option shall be exercisable for such cash, securities and/or other property and the Purchase Price shall be proportionately adjusted.

     6.   OPTION GRANT TO PARENT BY THE COMPANY.

          (a) Subject to the other terms and conditions set forth herein, the Company hereby grants to Parent an irrevocable option (the "COMPANY OPTION") to purchase up to 1,342,155 (as adjusted as provided herein) shares of Common Stock (the "COMPANY SHARES") at a per share cash purchase price equal to $10.125 (as adjusted as provided in Section 6(c)) (the "COMPANY PURCHASE PRICE").

          (b) The Company Option may be exercised by Parent, in whole or in part, at any time, or from time to time, during the period commencing immediately after the occurrence of a Trigger Event and ending on, and including, the date which is nine months after the termination of the Merger Agreement

          (c) In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, reclassification, recapitalization, merger or other change in the corporate or capital structure of the Company, the number of Company Shares subject to the Company Option and the purchase price per Company Share shall be appropriately adjusted to restore Parent to its rights hereunder, including its right to purchase Company Shares representing 19.9% of the capital stock of the Company entitled to vote generally for the election of the directors of the Company which is issued and outstanding immediately prior to the exercise of the Company Option at an aggregate purchase price equal to the Company Purchase Price multiplied by 1,342,155. In the event that any additional shares of Common Stock are issued after the date of this Agreement (other than pursuant to an event described in the preceding sentence), the number of Company Shares subject to the Company Option shall be increased by 19.9% of the number of the additional shares of Common Stock so issued (and such additional Company Shares shall have a purchase price per share equal to the Company Purchase Price).

          (d) In the event Parent wishes to exercise all or a portion of the Company Option, Parent shall send a written notice to the Company (the "STOCK EXERCISE NOTICE") specifying a date not later than 10 business days and not earlier than the three business days following the date such notice is given for the closing of such purchase.

          (e) If at any time the Company Option is then exercisable pursuant to the terms of Section 6(b) hereof, Parent may elect, in lieu of exercising the Company Option to purchase Company Shares provided in Section 6(a) hereof, to send a written notice to the Company (the "CASH EXERCISE NOTICE") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Company shall pay to Parent an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Company Shares subject to the Company Option as Parent shall specify. As used herein "SPREAD" shall mean the excess, if any, over the Company Purchase Price of the HIGHER of (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by any Person in an Acquisition Transaction (as defined in Section 6.5 of the Merger Agreement)
(the "ALTERNATIVE PURCHASE PRICE") or (y) the closing sales price of the shares of Common Stock on NASDAQ on the last trading day immediately prior to the date of the Cash Exercise Notice (the "CLOSING PRICE"). If the
Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing sales prices (or the average of the closing bid and asked prices if closing sales prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of Parent's right to receive cash pursuant to this
Section 6(e) and the payment of such cash to Parent, the obligations of the Company to deliver the Company Shares pursuant to Section 6(g) shall be terminated with respect to such number of Company Shares for which the Parent shall have elected to be paid the Spread.

          (f) The closing of the Company Option shall be subject to the satisfaction of each of the following conditions:

               (i) no court, arbitrator or governmental body, agency or official shall have issued any order, decree or ruling (which has not been stayed or suspended pending appeal) and there shall not be any effective statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the purchase and sale of the Company Shares pursuant to the exercise of the Company Option; and

              (ii) any waiting period applicable to the consummation of the purchase and sale of the Company Shares pursuant to the exercise of the Company Option under the Hart-Scott-Rodino Act shall have expired or been terminated.

          (g) Any closing hereunder shall take place on the date specified by Parent in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 8:00 A.M., local time, at the offices of Latham & Watkins, 75 Willow Road, Menlo Park, CA 94025, or, if the conditions set forth in Section 6(f) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "CLOSING DATE"). On the Closing Date, (i) in the event of a closing pursuant to Section 6(d) hereof, the Company will deliver to Parent a certificate or certificates representing the Company Shares in the denominations designated by Parent in its Stock Exercise Notice and Parent will purchase such Company Shares from the Company at the price per Share equal to the Company Purchase Price or (ii) in the event of a closing pursuant to Section 6(e) hereof, the Company will deliver to Parent the cash in an amount determined pursuant to Section 6(e) hereof. Any payment made by Parent to the Company, or by the Company to the Parent, pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

          (h) The certificates representing the Company Shares may bear an appropriate legend relating to the fact that such Company Shares have not been registered under the Securities Act.

     7. LISTING OF COMPANY SHARES; REGULATORY FILINGS AND APPROVALS. Subject to applicable law and the rules and regulations of NASDAQ, the Company will promptly file an application to list the Company Shares on NASDAQ and will use its best efforts to obtain approval of such listing and to file any necessary filings by the Company under the Hart-Scott-Rodino Act; provided, however, that if the Company is unable to effect such listing on NASDAQ by the Closing Date, the Company will nevertheless be obligated to deliver the Company Shares upon the Closing Date. The Company and Parent will use their best efforts to obtain consents of all third parties and all regulatory approvals, if any, necessary to the consummation of the closing of the sale of the Company Shares (or payment of the Spread) upon exercise of the Company Option.

     8. PROFIT LIMITATION. Notwithstanding any other provision of this Agreement, in no event shall Parent's Total Profit (as defined below) exceed $5 million and, if it does exceed such amount, Parent, at its sole election, shall, within five business days, either (a) deliver to the Company for cancellation Company Shares (valued, for the purposes of this Section 8, at the closing sales price of the Common Stock on NASDAQ on the day of delivery) previously purchased by Parent, (b) pay cash or other consideration to the Company or (c) undertake any combination thereof, so that Parent's Total Profit shall not exceed $5 million after taking into account the foregoing actions.

          As used herein, the term "TOTAL PROFIT" shall mean the aggregate amount (before taxes) of the following: (i) the amount of cash received by Parent pursuant to Section 8.2(b) of the Merger Agreement and Section 6(e) hereof, PLUS (ii)(x) the amount received by Parent pursuant to the sale of Company Shares acquired upon exercise of the Company Option (or any other securities into which such Company Shares are converted or exchanged), LESS (y) Parent's purchase price for such Company Shares, LESS (iii) any amounts paid or Company Shares (valued, for the purposes of this Section 8, at the closing sales price of the Common Stock on NASDAQ on the day of delivery) delivered to the Company pursuant to this Section 8 or other reimbursement obligation, including, without limitation, pursuant to Section 16 of the Exchange Act.

     9.   REGISTRATION RIGHTS FOR COMPANY SHARES.

          (a) If Parent shall desire to sell any of the Company Shares within two years after the purchase of such Company Shares pursuant hereto, at Parent's request, the Company will cooperate with Parent and any underwriters in registering such Company Shares for resale, including, without limitation, promptly filing a registration statement which complies with the requirements of applicable federal and state securities laws, entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided that the Company shall not be required to have declared effective more than two registration statements hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 60 days if the offering would, in the judgment of the Board of Directors of the Company, require premature disclosure of any material corporate development or otherwise interfere with or adversely affect any pending or proposed offering of securities of the Company or any other material transaction involving the Company.

          (b) If any Company Shares are registered pursuant to the provisions of this Section 9, the Company agrees (i) to furnish copies of the registration statement and the prospectus relating to the Company Shares covered thereby in such numbers as Parent may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep effective for at least 90 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish Parent such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Company shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Company, except that Parent shall pay the fees and disbursements of its counsel, the underwriting fees and selling commissions applicable to the shares of Common

Stock sold by Parent. The Company shall indemnify and hold harmless Parent, its affiliates and its officers, directors and controlling persons from and against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained or incorporated by reference in, and omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by Parent, its affiliates and its officers expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph. The Company shall also indemnify and hold harmless each underwriter and each person who controls any underwriter within the meaning of either the Securities Act or the Securities Exchange Act of 1934, as amended, against any and all losses, claims, damages, liabilities and expenses arising out of or based upon any statements contained or incorporated by reference in, and omissions or alleged omissions from, each registration statement filed pursuant to this paragraph; provided, however, that this provision does not apply to any loss, liability, claim, damage or expense to the extent it arises out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the underwriters expressly for use in any registration statement (or any amendment thereto) or any preliminary prospectus filed pursuant to this paragraph.

     10.  TENDER OF SHARES; STOCKHOLDERS' AGREEMENT TO VOTE.

          (a) TENDER OF SHARES. Each Stockholder, severally and not jointly, hereby agrees to validly tender (and not to withdraw) pursuant to and in accordance with the terms of the Offer (provided that the Offer is not amended in a manner prohibited by the Merger Agreement), in a timely manner for acceptance by Purchaser of the Offer, its respective Shares. Such Stockholder hereby acknowledges and agrees that Parent's obligation to accept for payment and pay for Common Stock in the Offer, including such Stockholder's Shares, is subject to the terms and conditions of the Offer. Each Stockholder hereby agrees to permit Parent and Purchaser to disclose in any press release or public announcement related to the Offer, Merger or Merger Agreement, publish and disclose in the Offer Documents and, if approval of the stockholders of the Company is required under applicable law, the Proxy Statement (including all documents and schedules filed with the Commission) its identity and ownership of Common Stock and the nature of its commitments, arrangements and understandings under this Agreement.

          (b) VOTING. Each Stockholder, severally and not jointly, hereby agrees that, until the Termination Date (as defined in Section 13), at any meeting of the stockholders of the Company, however called, or in connection with any written consent of the stockholders of the Company, such Stockholder shall vote (or cause to be voted), including by way of written consent, the shares of Common Stock held of record or beneficially owned, from time to time by such Stockholder (i) in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) except as specifically requested in writing by Parent in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any Acquisition Transaction, including without limitation, any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries, a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; or (B) (1) the election of any Person to, or other change in the size or composition of, the board of directors of the Company; (2) any material change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-Laws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or materially adversely affect the Offer, the Merger or the transactions contemplated by the Merger Agreement or this Agreement or the contemplated economic benefits of any of the foregoing. Such Stockholder shall not enter into any agreement or understanding which is inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

     11. CERTAIN COVENANTS OF STOCKHOLDERS. Except in accordance with the terms of this Agreement, each Stockholder severally and not jointly, hereby covenants and agrees as follows:

          (a) NO SOLICITATION. Prior to the Termination Date, no Stockholder shall, in its capacity as such, directly or indirectly solicit, initiate, facilitate or encourage any inquiries or the making of any proposal with respect to any tender offer, exchange offer, merger, consolidation, sale of assets, sales or capital stock or other business combination involving the Company or its subsidiaries or the acquisition of 20% or more of the assets or capital stock of the Company and its subsidiaries taken as a whole (an "ACQUISITION TRANSACTION"), or negotiate, explore or otherwise communicate in any way with, or provide or furnish any information to, any Person (other than Parent or the Purchaser) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Offer or the Merger or any other transaction contemplated by the Merger Agreement or this Agreement; provided, however, that the foregoing shall not restrict a Stockholder who is also a director of the Company from taking actions in such Stockholder's capacity as a director to the extent and in the circumstances permitted by Section 6.5 of the Merger Agreement. Such Stockholder shall immediately advise Parent in writing of the receipt by such Stockholder or any of its agents or representatives of any request for information, inquiries, indications of interest, offers or proposals relating to an Acquisition Transaction and any actions taken pursuant to Section 6.5 of the Merger Agreement, which notice shall include the identity of the Person making such request, inquiry, indication of interest, offer or proposal and the terms, if any, of such Acquisition Transaction. Such Stockholder and its agents and representatives will upon the execution of this Agreement, cease any discussion or negotiations with, and shall cease to provide any information to or otherwise cooperate or encourage, any Person with respect to an Acquisition Transaction.

          (b) RESTRICTION ON TRANSFER, PROXIES AND NONINTERFERENCE. Prior to the expiration of the Stockholder Option, no Stockholder shall, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement and this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (including by merger or otherwise by operation of law) or enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of such Stockholder's Shares or any interest therein; (ii) grant any proxies or powers of attorney with respect to any shares of Common Stock beneficially owned by it, deposit any shares of Common Stock beneficially owned by it into a voting trust or enter into a voting agreement with respect to any shares of Common Stock beneficially owned by it; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

          (c) WAIVER OF APPRAISAL AND DISSENTER'S RIGHTS. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

          (d) ATTACHMENT. Each Stockholder agrees that this Agreement and the obligations of such Stockholder hereunder shall attach to such Stockholder's Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Each Stockholder agrees, if so requested by Parent, to promptly submit to the Company or its agent the certificates representing such Stockholder's Shares so that legends referencing the restrictions imposed by this Agreement may be placed on the certificates.

          (e) STOP TRANSFER. Each Stockholder agrees with, and covenants to, Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement. The Company acknowledges the foregoing and agrees in furtherance thereof to issue stop transfer instructions to the transfer agent for the Common Stock, at the request of Parent, to enforce the foregoing agreement.

     12. FURTHER ASSURANCES. From time to time, at the another party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     13.  TERMINATION.  The obligations of the Stockholders under Section 10,
Section 11(a) and 11(b) shall terminate upon the first to occur of (a) the effective time of the Merger and (b) the date the Merger Agreement is terminated in accordance with its terms (the "TERMINATION DATE"). The representations and warranties of the parties hereto shall survive the consummation of the transactions contemplated hereby and by the Merger Agreement and the Termination Date. The agreements and obligations of the parties hereto shall survive in accordance with their respective terms.

     14.  MISCELLANEOUS.

          (a) ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any subsidiary or affiliate of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations. Subject to the foregoing limitations, this Agreement shall be binding upon and inure to the benefit of the permitted successors and permitted assigns of the parties hereto.

          (b) AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by Parent and the parties hereto that are affected directly by such amendment. Schedule I may be supplemented by Parent by adding the name and other relevant information concerning any stockholder of the Company who is or agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

          (c) NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or telecopied with confirmation of receipt to the parties at the addresses specified below (or at such other addresses as shall be specified by the parties by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S.
mail, first class postage prepaid.

     If to the Company:    Children's Discovery Centers of America, Inc.
                           851 Irwin Street, Suite 200
                           San Rafael, California  94901
                           Telecopy: 415-459-1374
                           Attn:  President

     copy to:              Farella Braun & Martel, L.L.P.
                           235 Montgomery Street, 30th Floor
                           San Francisco, California  94104
                           Telecopy: 415-954-4480
                           Attn: Bruce Maximov

     If to a Stockholder:  at the address set forth on Schedule I

     If to Parent:         Knowledge Beginnings, Inc.
                           844 Moraga Drive
                           Los Angeles, California  90049
                           Telecopy: 310-440-3669
                           Attn: President

     copy to:              Latham & Watkins
                           75 Willow Road
                           Menlo Park, California  94025
                           Telecopy: 650-463-2600
                           Attn:  Peter F. Kerman, Esq.

          (d) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          (e) ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy at law or in equity. The parties further agree to waive any requirements for proving actual damages and for securing or posting of any bond in connection with obtaining any such equitable relief. If the Company or any Stockholder shall fail to perform any of its obligations under this Agreement, it hereby agrees that all reasonable fees and expenses, including reasonable attorneys' fees, which may be incurred by Parent in enforcing this Agreement shall be paid by the Company or such Stockholder, as the case may be.

          (f) COUNTERPARTS; EFFECTIVENESS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which shall constitute one and the same Agreement. This Agreement, and all of the provisions contained herein, shall not become effective until executed by all of the parties hereto.

          (g) DESCRIPTIVE HEADINGS. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (h) SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any provision or portion of any provision in any other jurisdiction or any other provision or portion of any provision in such same jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (i) EXPENSES. Each party shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

          (j) DEFINITIONS. For purposes of this Agreement: "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" and similar terms with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities beneficially owned by a Person shall include securities beneficially owned by all other Persons with whom such Person would constitute a "group" as described in Section 13(d)(3) of the Exchange Act.

          IN WITNESS WHEREOF, Parent, the Company and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                              Knowledge Beginnings, Inc.


                              By:  /s/ Ronald J. Packard
                                  -------------------------------
                                   Title:    Treasurer
                                   Name:     Ronald J. Packard

                              Children's Discovery Centers of America, Inc.


                              By:  /s/ Randall J. Truelove
                                  -------------------------------
                                   Title:    Vice President
                                   Name:     Randall J. Truelove

                              STOCKHOLDERS
                              Proactive Partners, L.P.


                              By:  /s/ Charles C. McGettigan
                                  -------------------------------
                                   Title:    General Partner
                                   Name:     Charles C. McGettigan

                              Fremont Proactive Partners, L.P.


                              By:  /s/ Charles C. McGettigan
                                  -------------------------------
                                   Title:    General Partner
                                   Name:     Charles C. McGettigan

                              Lagunitas Partners, L.P.


                              By:  /s/ J. Patterson McBaine
                                  -------------------------------
                                   Title:    General Partner
                                   Name:     J. Patterson McBaine

                             SCHEDULE I



      Record Holder or
      Beneficial Owner        Number of Shares      Address for Notices
--------------------------    ----------------     -----------------------
 Lagunitas Partners, L.P.         691,100             Charles McGettigan
                                                   McGettigan, Wick & Co., Inc.
                                                    50 Osgood Place, Penthouse
                                                   San Francisco, CA  94133

 Proactive Partnes, L.P.          649,600             Charles McGettigan
                                                   McGettigan, Wick & Co., Inc.
                                                     50 Osgood Place, Penthouse
                                                   San Francisco, CA  94133


 Fremont Proactive                 23,000             Charles McGettigan
 Partners, l.P.                                    McGettigan, Wick & Co., Inc.
                                                   50 Osgood Place, Penthouse
                                                   San Francisco, CA  94133
